SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8-K/A


             Current Report Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): April 13, 1998


                   PACIFIC AEROSPACE & ELECTRONICS, INC.

           (Exact name of registrant as specified in its charter)


       Washington                   0-26088                   91-1744587
     (State or other              (Commission               (IRS Employer
     jurisdiction of              File Number)            Identification No.)
     incorporation or
      organization)


  430 Olds Station Road, Wenatchee, WA                           98801
 (Address of Principal Executive Office)                       (Zip Code)


Registrant's telephone number,
including area code:                                        (509) 667-9600

Item 2. Acquisition of Assets
-----------------------------

     On April 13, 1998 (the "Closing Date"), ESC Acquisition Corp. ("Buyer"), a Washington corporation and wholly-owned subsidiary of Pacific Aerospace & Electronics, Inc. ("PA&E"), purchased substantially all of the assets (the "Asset Purchase") of Electronic Specialty Corporation, a Washington corporation ("Seller"), pursuant to an Asset Purchase Agreement between PA&E, the Buyer, the Seller, and Deltec International, Inc., a Florida corporation and Seller's majority shareholder (the "Asset Purchase Agreement").

     Pursuant to the terms of the Asset Purchase Agreement, the Buyer acquired substantially all of the assets, properties and rights of the Seller (the "Assets") used in the Seller's business of designing and manufacturing electronic relays, solenoids, sensors and flat panel displays. In consideration for the Buyer's purchase of the Assets, PA&E delivered to Seller $2,000,000 in cash, which PA&E paid from its working capital, and 923,304 newly-issued, restricted shares of PA&E's common stock (the "Shares"). The parties determined the number of Shares based on a per share value of $6.4984, which was the average closing price of PA&E's common stock on the Nasdaq National Market System for the 20 consecutive days preceding the closing date of the Asset Purchase. The purchase price for the Assets was determined in arms-length negotiations between Deltec, the Seller and PA&E.

     Immediately preceding closing of the Asset Purchase, the Seller dissolved its wholly-owned subsidiary, Displays & Technologies, Inc., a Washington corporation ("D&T"). In that dissolution, all of D&T's assets were distributed to the Seller. The assets previously held by D&T were therefore included in the Assets purchased by the Buyer from the Seller.

     Prior to the Asset Purchase, no material relationship existed between the Seller and the Buyer or PA&E, or any of their respective affiliates, directors, officers, or associates.

     Prior to the Asset Purchase, the Seller owned or leased equipment and property used in its business and included in the Assets. PA&E intends to continue to use such Assets for substantially the same business purposes as used by the Seller prior to the Asset Purchase.


Item 7. Financial Statements and Exhibits
-----------------------------------------

     (a) Financial statements of the business acquired.

     The consolidated financial statements of Electronic Specialty Corporation and subsidiary required to be filed with this Form 8-K/A are attached to this report as pages F-1 to F-16.

     (b) Pro forma financial data.

     The pro forma financial data required to be filed with this Form 8-K/A are attached to this report as pages P-1 to P-6.

     (c) Exhibits.

     The following document is filed as an exhibit to this Current Report:

     2.1 Asset Purchase Agreement dated April 13, 1998, by and between Electronic Specialty Corporation, a Washington corporation, Deltec International, Inc., a Florida corporation, ESC Acquisition Corp., a Washington corporation, and Pacific Aerospace & Electronics, Inc., a Washington corporation.*

--------------

* Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on July 10, 1998.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By: /s/ DONALD A. WRIGHT
                                           -------------------------------------

                                           Donald A. Wright
                                           President and Chief Executive Officer


Dated: August 25, 1998

                                  EXHIBIT INDEX

Exhibit
Number        Description

  2.1 Asset Purchase Agreement* dated April 13, 1998, by and between Electronic Specialty Corporation, a Washington corporation, Deltec International, Inc., a Florida corporation, ESC Acquisition Corp., a Washington corporation, and Pacific Aerospace & Electronics, Inc., a Washington corporation.**

--------------

* In accordance with Item 601(b)(2), the following attachments to Exhibit 2.1 have been omitted from this filing. The registrant agrees to furnish a copy of any omitted schedule to the Commission upon request.

          Exhibits
          --------
          A     Warranty Bill of Sale
          B     Assignment of Lease with Landlord's Consent
          C     Assignment and Assumption Agreement
          D     Investment Letter

          Schedules
          ---------
          1.2   Excluded Assets
          1.3   Permitted Liens
          2.1   Assumed Liabilities
          2.2   Excluded Liabilities
          3.2   Allocation of Purchase Price
          5.5   Material Adverse Changes (PA&E)
          6.5   Seller's Consents
          6.7   Material Adverse Changes (Seller)
          6.8   Taxes
          6.9   Absence of Indebtedness and Other Obligations
          6.10  Real Property
          6.11  Personal Property
          6.12  Contracts
          6.14  Intellectual Property
          6.16  Customer and Supplier List
          6.17  Compliance
          6.18  Certain Interests
          6.19  Employment Arrangements
          6.20  Employee Benefits
          6.21  Labor Matters
          6.22  Environmental Matters
          6.23  Insurance
          6.24  Litigation
          6.25  Banks
          6.26  Letters of Credit and Powers of Attorney
          6.31  Undisclosed Liabilities
          7.3   Deltec's Consents

--------------

** Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on July 10, 1998.

                          INDEX TO FINANCIAL STATEMENTS


Electronic Specialty Corporation                                            Page
                                                                            ----
Report of Independent Accountants .........................................  F-2
Consolidated Balance Sheet as of March 31,1997.............................  F-3
Consolidated Statement of Operations for the Year ended March 31, 1997 ....  F-4
Consolidated Statement of Non-Redeemable Shareholders' Equity for the
year ended March 31, 1997 .................................................  F-5
Consolidated Statement of Cash Flows for the year ended March 31, 1997 ....  F-6
Notes to Consolidated Financial Statements ................................  F-7

Electronic Specialty Corporation (unaudited)                                Page
                                                                            ----
Consolidated Balance Sheets as of December 31, 1997 and March 31, 1997..... F-13
Consolidated Statements of Operations for the Nine-Month Periods Ended
December 31, 1997 and 1996................................................. F-14
Consolidated Statements of Cash Flows for the Nine-Month Periods Ended
December 31, 1997 and 1996................................................. F-15
Notes to Unaudited Consolidated Financial Statements....................... F-16

                        Report of Independent Accountants



To the Board of Directors and
Shareholders of Electronic Specialty Corporation


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of nonredeemable shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Electronic Specialty Corporation and its subsidiaries at March 31, 1997, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PRICE WATERHOUSE LLP

Portland, Oregon
June 27, 1997

                        ELECTRONIC SPECIALTY CORPORATION

                           Consolidated Balance Sheet
                                 March 31, 1997

                                     ASSETS
Current assets:
     Cash....................................................................... $    89,375
     Accounts receivable, net (Note 1)..........................................   1,338,014
     Inventories (Notes 1 and 2)................................................   2,975,533
     Prepaid expenses and other current assets..................................     168,227
     Deferred income taxes......................................................      79,650
                                                                                 -----------
          Total current assets..................................................   4,650,799
Equipment, net (Notes 1 and 3)..................................................   3,854,827
Intangibles, net (Note 12)......................................................     258,122
Other long-term assets..........................................................      67,152
                                                                                 -----------
                                                                                 $ 8,830,900
                                                                                 ===========

    LIABILITIES AND REDEEMABLE, CUMULATIVE PREFERED STOCK AND NON-REDEEMABLE
                              SHAREHOLDERS' EQUITY
Current liabilities:
     Line of credit (Note 4).................................................... $   988,194
     Accounts payable...........................................................     688,547
     Delinquent taxes...........................................................     485,671
        Accrued payroll.........................................................     157,977
        Accrued vacation........................................................     184,125
        Other accrued liabilities...............................................     213,960
     Note payable to parent (Note 5)............................................      32,682
     Current portion of notes payable (Note 6)..................................      99,462
     Current portion of deferred gain (Note 7)..................................      50,137
                                                                                 -----------
          Total current liabilities.............................................   2,900,755

Notes payable, net of current portion (Note 6)..................................     267,711
Deferred gain, net of current portion (Note 7)..................................     539,502
Deferred income taxes...........................................................     201,792
Other long-term liabilities.....................................................      57,298
                                                                                 -----------
                                                                                   3,967,058
                                                                                 -----------

Commitments and contingencies (Notes 8 and 11)                                            --

Redeemable, cumulative preferred stock, no par value; 1,000,000 shares
   authorized, 1,700 shares issued and outstanding (Note 11)....................   2,652,000

Non-redeemable shareholders' equity: (Note 9)

     Common stock, no par value; 6,000,000 shares authorized, 5,986,201
       shares issued and outstanding at stated value............................      48,000
     Paid-in capital............................................................   1,942,951
     Retained earnings..........................................................     220,891
                                                                                 -----------
          Total non-redeemable shareholders' equity.............................   2,211,842
                                                                                 -----------
                                                                                 $ 8,830,900
                                                                                 ===========

    The accompanying notes are an integral part of this financial statement.

                        ELECTRONIC SPECIALTY CORPORATION

                      Consolidated Statement of Operations
                            Year ended March 31, 1997


Sales:
    Relays and solenoids............................................    $  4,836,022
    Displays........................................................       2,632,187
                                                                        ------------
         Net sales..................................................       7,468,209
Cost of goods sold..................................................       5,584,492
                                                                        ------------
    Gross profit....................................................       1,883,717
Operating expenses..................................................       1,224,535
Research and development expenses (Note 1)..........................         103,343
                                                                        ------------
    Income from operations..........................................         555,839
                                                                        ------------
Other expenses:
    Interest expense................................................        (185,089)
    Other expense...................................................         (14,026)
                                                                        ------------

                                                                            (199,115)
                                                                        ------------
Provision for income taxes..........................................         356,724
Income tax expense (Note 9).........................................        (121,549)
                                                                        ------------
Net income..........................................................    $    235,175
                                                                        ============


    The accompanying notes are an integral part of this financial statement.

                        ELECTRONIC SPECIALTY CORPORATION

          Consolidated Statement of Non-Redeemable Shareholders' Equity
                            Year ended March 31, 1997


                                                   Non-redeemable shareholders' equity
                                       --------------------------------------------------------------
                                            Common
                                            shares                   Paid-in    Retained
                                       outstanding      Amount       capital    earnings        Total
                                       -----------  ----------  ------------  ----------  -----------
Balances at March 31, 1996..........     5,986,201  $   48,000   $ 1,942,951  $  121,716  $ 2,112,667
Net income..........................           --           --            --     235,175      235,175
Accretion of dividends not
   declared.........................           --           --            --    (136,000)    (136,000)
                                       -----------  ----------   -----------  ----------  -----------
Balances at March 31, 1997..........     5,986,201  $   48,000   $ 1,942,951  $  220,891  $ 2,211,842
                                       ===========  ==========   ===========  ==========  ===========


    The accompanying notes are an integral part of this financial statement.

                        ELECTRONIC SPECIALTY CORPORATION

                      Consolidated Statement of Cash Flows
                            Year ended March 31, 1997


Cash flows from operating activities:
     Net income.................................................................  $  235,175
     Adjustments to reconcile net income to net cash provided
        by operating activities:................................................
        Depreciation............................................................     652,160
        Amortization of deferred gain...........................................     (50,834)
        Amortization of intangibles.............................................      32,270
        Deferred income taxes...................................................     121,549
     Changes in assets and liabilities:
        Accounts receivable.....................................................    (644,355)
        Inventories.............................................................    (807,783)
        Prepaid expenses and other current assets...............................     (15,199)
        Other long-term assets..................................................      54,288
        Accounts payable........................................................     485,644
        Accrued liabilities.....................................................     637,241
                                                                                  ----------
          Net cash provided by operating activities.............................     700,156
                                                                                  ----------
Cash flows used in investing activities:
     Capital expenditures.......................................................  (1,719,494)
                                                                                  ----------
Cash flows from financing activities:
     Proceeds from the line of credit, net......................................     988,194
     Payments on notes payable..................................................    (200,990)
                                                                                  ----------
          Net cash provided by financing activities.............................     787,204
                                                                                  ----------
Net (decrease) in cash..........................................................    (232,134)
Cash at beginning of year.......................................................     321,509
                                                                                  ----------
Cash at end of year.............................................................  $   89,375
                                                                                  ==========
Supplemental disclosure of cash flow information:
     Cash paid for interest.....................................................  $   65,431
                                                                                  ==========


    The accompanying notes are an integral part of this financial statement.

                        ELECTRONIC SPECIALTY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Significant Accounting Policies

   Organization

     Electronic Specialty Corporation, an 82% owned subsidiary of Deltec International, Inc. ("Deltec"), is primarily engaged in the manufacturing and distribution of electromechanical relays and solenoids to large, high-reliability aerospace and military prime contractors, and specialized anti-glare displays for use on laptop computers and military/commercial airplane view screens. All production operations are performed at the Electronic Specialty Corporation's manufacturing plant and offices in Clark County, Washington. During 1996, Electronic Specialty Corporation acquired all the assets and certain liabilities of Displays and Technologies, Inc. (D&T). The accompanying financial statements include all of the costs of doing business of Electronic Specialty Corporation. The accounts of Electronic Specialty Corporation do not include any charges for services from its parent, Deltec, as no services were provided to Electronic Specialty Corporation by Deltec.

   Principles of Consolidation

     The consolidated financial statements include the accounts of Electronic Specialty Corporation and its wholly owned subsidiaries: ESN Corporation (a leasing company) and D&T (collectively, "ESC"). Significant intercompany accounts and transactions have been eliminated in consolidation.

   Management Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition and Accounts Receivable

     ESC recognizes sales when the related products are shipped. Sales are recorded net of applicable cash discounts and allowances for returns.

   Inventories

     Inventories are stated at the lower of cost or market. ESC uses the first-in, first-out (FIFO) method to determine cost.

   Equipment

     Equipment is stated at cost. Depreciation has been provided for financial reporting purposes over the estimated useful lives of the assets, which range from five to ten years based on the straight-line method. Repair and maintenance costs are charged to expense as incurred. Upon disposal, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the results of operations.

   Research and Development Expenses

   Research and development expenses are related to the design, prototyping and development of new products. These expenditures are charged to expense as incurred.

                        ELECTRONIC SPECIALTY CORPORATION

   Income Taxes

     ESC accounts for income taxes under the liability method as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS No. 109).

   Fair Value of Financial Instruments

     There are no significant differences between the carrying values and fair market values of ESC's financial instruments. ESC estimates fair value based upon existing interest rates related to such assets and liabilities compared to the current market rates of interest for instruments of similar nature and degree of risk.

   Concentrations of Credit Risk

     Approximately 19% of ESC's fiscal year 1997 sales and 23% of March 31, 1997 accounts receivable were from an aerospace manufacturer.

     Earnings per share

     Earnings per share has not been presented because it is not considered meaningful.

(2)  Inventories

     Inventories at March 31, 1997 consist of the following:

     Raw materials.......................      $  725,123
     Work-in-process.....................       2,059,619
     Finished goods......................         190,791
                                               ----------
                                               $2,975,533
                                               ==========

(3)  Equipment

     Equipment at March 31, 1997 consists of the following:

     Machinery and equipment.............      $7,345,776
     Furniture and fixtures..............         455,572
                                               ----------
                                                7,801,348
     Less accumulated depreciation.......      (3,946,521)
                                               ----------
                                               $3,854,827
                                               ==========

(4)  Line of Credit

     ESC has an operating line of credit with a bank. The line provides for borrowings of up to $1,000,000 at the interest rate of 3.25% plus the 30-day commercial paper rate (5.69% at March 31, 1997). Borrowings of $988,194 were outstanding under the line at March 31, 1997. Borrowings are collateralized by ESC's inventories and accounts receivable. The line of credit agreement expires on December 31, 1997 and requires ESC to comply with certain financial ratios and requirements. ESC was in compliance as of March 31, 1997.

                        ELECTRONIC SPECIALTY CORPORATION

(5) Note Payable to Deltec

     ESC has a note to Deltec with an outstanding balance of $32,682 payable at March 31, 1997. The note is payable on demand with interest due monthly at the rate of 12% per annum. Interest on the note aggregated $4,090 for fiscal year 1997.

(6)  Notes Payable

     ESC has unsecured notes payable to third parties in connection with a non-competition agreement. At March 31, 1997, the notes payable aggregated $36,724, and are classified as a current liability. The notes were due on May 1, 1995 and bear no interest. The notes are in default at March 31, 1997; however, the note holders have notified ESC that they will continue to accept monthly payments of $1,750 until the notes are paid in full.
     On March 20, 1996, ESC obtained a bank note which was secured by ESC's inventories and equipment. The note was paid in full on August 27, 1996.
     On June 10, 1996, ESC obtained a five-year note secured by certain equipment. The note bears interest at 9.5% and is due in monthly payments of principal and interest of $3,026. On September 30, 1996, ESC obtained a five-year note secured by certain equipment. The note bears interest at 9.5% and is due in monthly payments of principal and interest of $4,603. Future principal maturities on these notes are as follows:

           Fiscal Year
           -----------
           1998....................   $   62,738
           1999....................       68,996
           2000....................       75,881
           2001....................       83,452
           2002....................       39,382
                                      ----------
                                         330,449
           Less current portion....      (62,738)
                                      ----------
                                      $  267,711
                                      ==========

(7)  Deferred Gain

     During March 1994, ESC entered into an agreement to sell and lease back its principal place of business. The agreement provided for the sale of the property (consisting of land and a building) in the net amount of $2,522,030, resulting in a gain of $752,050. The gain was deferred and is being amortized ratably as other income over the lease term of fifteen years. Such other income aggregated $50,834 for fiscal year 1997.

(8)  Commitments

   Operating Leases

     ESC leases its office space and certain equipment under noncancelable leases expiring in various years through fiscal year 2009. Future minimum lease payments under noncancelable operating leases for the next five years are summarized as follows:

           Fiscal Year
           -----------
           1998....................   $   440,347
           1999....................       327,443
           2000....................       319,739
           2001....................       318,233
           2002....................       304,412
           Thereafter..............     2,100,000
                                      -----------

                                      $ 3,810,174
                                      ===========

     Total rental expense under operating leases for the year ended March 31, 1997 aggregated $535,922.

                        ELECTRONIC SPECIALTY CORPORATION

(9)  Income Taxes

     ESC's taxable income is included in the consolidated income tax returns of Deltec. No income tax expense is allocated or charged by Deltec to ESC. ESC has adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS No. 109).

     SFAS No. 109 requires ESC to account for income taxes as though it were a separate entity for tax reporting purposes, and transactions with Deltec relating to ESC's tax attributes are recorded as adjustments to paid-in capital.

     The provision for income taxes for the year ended March 31, 1997 consists of non-current deferred tax expense of $121,549.

     The components of the net deferred tax assets and liabilities as of March 31, 1997 are as follows:

          Net current deferred tax asset:
             Assets:
                 Deferred gain....................................  $   17,048
                 Vacation accrual.................................      62,602
                                                                    ----------
          Current deferred tax asset..............................  $   79,650
                                                                    ==========
          Noncurrent deferred tax assets and liability:
             Assets:
                 Intangibles......................................  $    7,314
                 Deferred gain....................................     183,431
                                                                       190,745
                                                                    ----------
             Liability:
                 Equipment........................................     392,537
                                                                    ----------

          Net noncurrent deferred tax liability...................  $ (201,792)
                                                                    ==========

                        ELECTRONIC SPECIALTY CORPORATION

(10) Benefit Plans

     ESC's bargaining unit employees were covered by a multi-employer pension plan through March 31, 1995. Effective December 1, 1994, the plan was replaced by a multi-employer pension 401(k) savings plan for bargaining employees. Both plans are administered by the Western Conference of Teamsters. The plans, which are not considered ESC pension plans, are defined contribution benefit plans to which ESC makes voluntary contributions based on a fixed amount per hour for each employee, as specified in the labor agreement. Information as to ESC's portion of accumulated plan benefits, plan net assets and unfunded vested benefits is not available. Contributions to these plans for the year ended March 31, 1997 aggregated $85,206.

     ESC has a salary reduction plan (IRS Code section 401(k)) covering its nonbargaining unit employees. The plan provides for tax-exempt salary reduction payments to be made by participants to a trust, with a limited matching payment to be made by ESC. No matching payments were made during the year ended March 31, 1997.

(11) Redeemable Preferred Stock

     The holders of ESC's redeemable preferred stock have the following privileges and rights:

          Dividends. A cumulative dividend on the redeemable preferred stock will accrue at the rate of $80 (i.e. 8%) per share per annum. The dividend will be payable only (a) if, as and when determined by the board of directors of ESC or (b) upon the liquidation or winding up of ESC or redemption of the redeemable preferred stock. For the year ended March 31, 1997, no dividends were declared by the board of directors.

          Liquidation Preference. In the event of the liquidation or winding up of ESC, the holders of the redeemable preferred stock will be entitled to receive, in preference to the holders of the common stock, an amount (the "liquidation amount") equal to the original purchase price ($1,000 per share) plus any dividends accrued but not paid.

          Redemption. At any time after the date of original issuance of the redeemable preferred stock, ESC may redeem the whole or any part of the redeemable preferred stock by paying in cash the liquidation amount. At any time after the date which is ten years after the date of original issuance of the redeemable preferred stock, at the written request of a holder of any shares of the redeemable preferred stock, ESC will redeem the shares by paying in cash the liquidation amount.

          Conversion. The redeemable preferred stock shall not be convertible into shares of common stock or any other securities of ESC.

          Voting rights. Except as may be otherwise provided by law, the redeemable preferred stock shall be nonvoting and shall not participate in any actions to be taken by the shareholders of ESC.

     Because ESC may be required to redeem all of the outstanding shares of preferred stock at liquidating values, the accompanying consolidated balance sheet reflects total redeemable preferred stock at its original purchase price plus accrued dividends. As a result, the amount of $2,652,000 represents the liquidation value of redeemable preferred stock at March 31, 1997.

                        ELECTRONIC SPECIALTY CORPORATION

(12) Acquisition of Displays and Technologies, Inc.

     In connection with the Company's purchase of D & T the purchase price includes contingent consideration to be calculated based on D&T's future earnings, and is to be paid with ESC's series B nonvoting preferred stock for 70 percent of the purchase price and a promissory note for the remaining 30 percent. On June 26, 1997, the purchase option agreement was amended extending the earnings period by two years. As amended, the calculation provides that the former owners of D & T will receive 60% of net income, as defined, calculated over the period from fiscal 1996 through fiscal 2000. Due to the contingent nature of the purchase price, no purchase adjustment has been recorded as of March 31, 1997.

     ESC has accounted for this acquisition using the purchase method. Accordingly, the cost of the acquisition was allocated to the assets acquired and liabilities assumed on the basis of their fair values at the date of acquisition. Goodwill of $322,658 was recorded as an intangible asset equal to the difference between the acquisition cost and the fair values of the assets acquired and liabilities assumed. ESC is amortizing goodwill over ten years using the straight-line method. Accumulated amortization was $64,536 at March 31, 1997.


(13) Subsequent Event - Unaudited

     Effective March 1, 1998, substantially all of the Company's assets were purchased and certain liabilities were assumed by Pacific Aerospace & Electronics, Inc. The purchase price consisted of $2.0 million in cash and 923,304 shares of Pacific Aerospace & Electronics, Inc.

                           Consolidated Balance Sheet

                      December 31, 1997 and March 31, 1997
                                   (Unaudited)

                                                                              December 31,          March 31,
                                                                                     1997               1997
                                                                             ------------       ------------
                                     ASSETS
Current assets
   Cash                                                                      $      9,819       $     89,375
   Accounts receivable, net                                                     1,373,646          1,338,014
   Inventories                                                                  3,456,040          2,975,533
   Prepaid expenses and other current assets                                      100,452            168,227
   Deferred income taxes                                                           79,650             79,650
                                                                             ------------       ------------
      Total current assets                                                      5,019,607          4,850,799
Equipment, net                                                                  3,856,316          3,854,827
Intangibles, net                                                                  233,921            258,122
Other long-term assets                                                             66,795             67,152
                                                                             ------------       ------------

TOTAL ASSETS                                                                 $  9,176,639       $  8,830,900
                                                                             ============       ============

                     LIABILITIES AND REDEEMABLE, CUMULATIVE
             PREFERRED STOCK AND NON-REDEEMABLE SHAREHOLDERS' EQUITY

Current liabilities
   Line of credit                                                            $  1,151,777       $    988,194
   Accounts payable                                                               703,149            688,547
   Accrued liabilities                                                            641,485          1,041,733
   Note payable to parent                                                               -             32,682
   Current portion of notes payable                                               146,380             99,462
   Current portion of deferred gain                                                50,137             50,137
                                                                             ------------       ------------
      Total current liabilities                                                 2,692,928          2,900,755
Notes payable, net of current portion                                             428,468            267,711
Deferred gain, net of current portion                                             501,376            539,502
Deferred income taxes                                                             348,310            201,792
Other long-term liabilities                                                        57,298             57,298
                                                                             ------------       ------------
                                                                                4,028,380          3,967,508

Commitments and contingencies

Redeemable, cumulative preferred stock                                          2,754,000          2,652,000

Non-redeemable shareholders' equity:
   Common stock                                                                    48,000             48,000
   Paid-in capital                                                              1,942,951          1,942,951
   Retained earnings                                                              403,308            220,891
                                                                             ------------       ------------
      Total shareholders' equity                                                2,394,259          2,211,842
                                                                             ------------       ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $  9,176,639       $  8,830,900
                                                                             ============       ============


    The accompanying notes are an integral part of this financial statement.

                      Consolidated Statement of Operations


                                                            1997                  1996
                                                  --------------        --------------
Sales:
   Relays and solenoids                           $    4,120,442        $    2,506,008
   Displays                                            3,884,058             2,441,391
                                                  --------------        --------------
      Net sales                                        8,004,500             4,947,399
Cost of goods sold                                     7,273,081             3,711,233
                                                  --------------        --------------

   Gross profit                                          731,419             1,236,166

Operating expenses                                     1,054,367               897,291
Research and development expenses                        177,777                70,436
                                                  --------------        --------------

   Income from operations                               (500,725)              268,439

Other expenses:
   Interest expense                                     (113,470)              (87,485)
   Other expense                                         (54,870)                1,486
                                                  --------------        --------------

Income before income tax expense                        (669,065)              182,440
Income tax expense                                      (146,518)              (62,030)
                                                  --------------        --------------

Net income                                        $     (815,583)       $      120,410
                                                  ==============        ==============


    The accompanying notes are an integral part of this financial statement.

                        ELECTRONIC SPECIALTY CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          For the Nine-Month Periods Ended December 31, 1997 and 1996
                                  (Unaudited)


                                                                               1997               1996
                                                                       ------------       ------------
CASH FLOW FROM OPERATING ACTIVITIES
   Net income (loss)                                                   $    284,417       $    120,410
   Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
     Depreciation                                                           550,524            487,363
     Amortization of deferred gain                                          (38,126)           (38,125)
     Amortization of intangibles                                             24,201             26,324
     Deferred income taxes                                                  146,518             62,030
   Changes in assets and liabilities:
     Accounts receivable                                                    (35,632)          (558,481)
     Inventories                                                           (480,507)          (838,411)
     Prepaid expenses and other current assets                               67,775            (55,417)
     Other long-term assets                                                     357                  -
     Accounts payable                                                        14,601            482,914
     Accrued liabilities                                                   (400,248)           394,718
                                                                       ------------       ------------
       Net cash provided by operating activities                            133,881             83,325

CASH FLOW USED IN INVESTING ACTIVITIES
   Capital expenditures                                                    (552,013)        (1,120,424)

CASH FLOW FROM FINANCING ACTIVITIES
   Proceeds from line of credit, net                                        163,583            949,865
   Payments on notes payable                                                174,993            345,766
   Proceeds from issuance of notes payable                                        -           (524,862)
                                                                       ------------       ------------
       Net cash flow from financing activities                              338,576            770,769

                                                                       ------------       ------------
NET CHANGE IN CASH                                                          (79,556)          (266,330)

Cash, beginning of period                                                    89,375            321,509
                                                                       ------------       ------------

Cash, end of period                                                    $      9,819       $     55,179
                                                                       ============       ============


    The accompanying notes are an integral part of this financial statement.

                        ELECTRONIC SPECIALTY CORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS Nine-Month Periods Ending December 31, 1997 and 1996


Note 1: Basis of  Presentation

The accompanying unaudited consolidated financial statements of Electronic Specialty Corporation ("ESC") have been prepared in accordance with Form 8-K instructions and, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly ESC's consolidated financial position as of December 31, 1997 and 1996, the consolidated results of operations for the nine-month periods ended December 31, 1997 and 1996, and the consolidated statements of cash flow for the nine-month periods ended December 31, 1997 and 1996. All significant intercompany transactions have been eliminated in the consolidation process. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the ESC's annual financial statements for the year ended March 31, 1997

Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The financial statements should be read in conjunction with the audited financial statement and notes thereto for the year ended March 31, 1997.

The results of operations for the nine-month periods ended December 31, 1997 and 1996 are not necessarily indicative of the results to be expected or anticipated for the full fiscal year.


Note 2: Inventories

Inventories consist of the following:

                            December 31,         March 31,
                                   1997              1997
                            -----------       -----------
    Raw materials           $   825,936       $   725,123
    Work in progress          2,415,976         2,059,619
    Finished goods              214,128           190,791
                            -----------       -----------
                            $ 3,456,040       $ 2,975,533
                            ===========       ===========


Note 3: Nonredeemable Shareholders' Equity

Changes in nonredeemable shareholders' equity during the nine-month period ended December 31, 1997, included net income of $287,417, and the accretion of dividends not declared to the redeemable, cumulative preferred stock of $102,000 in each period.


Note 4: Subsequent Event

Effective March 1, 1998, substantially all of the Company's assets were purchased and certain liabilities were assumed by Pacific Aerospace & Electronics, Inc. The purchase price consisted of $2.0 million in cash and 923,304 shares of Pacific Aerospace & Electronics, Inc.

                        INDEX TO UNAUDITED PRO FORMA DATA


                                                                            Page
Unaudited Pro Forma Financial Data ......................................... P-2
Unaudited Pro Forma Balance Sheet Data ..................................... P-3
Notes to Unaudited Pro Forma Balance Sheet Data ............................ P-4
Unaudited Pro Forma Statements of Operations Data .......................... P-5
Notes to Unaudited Pro Forma Statements of Operations Data ................. P-6

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following Unaudited Pro Forma Financial Data for the most recent audited periods and unaudited periods of the respective companies, gives effect to the acquisition of Electronic Specialty Corporation by Pacific Aerospace & Electronics, Inc. (the Company), as if the acquisition had occurred at the beginning of the respective periods.

     This Unaudited Pro Forma Financial Data is based on the assumptions and adjustments described in the accompanying notes, which the Company believes are reasonable. The Unaudited Pro Forma Statement of Operations Data does not purport to represent what the Company's results of operations actually would have been if the event described above had occurred as of the periods indicated or what such results will be for any future periods. This Unaudited Pro Forma Financial Data and the accompanying notes should be read in conjunction with the historical financial statements of the Company and Electronic Specialty Corporation, including the notes thereto.

     The acquisition referred to in this Unaudited Pro Forma Financial Data has been accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the date of acquisition. The Company does not believe that any changes to these estimates that may occur will have a material impact on the Unaudited Pro Forma Financial Data.

                     UNAUDITED PRO FORMA BALANCE SHEET DATA
                              As of March 1, 1998


                                                                   Historical
                                                          ----------------------------                           Pro forma
                                                            Unaudited        Unaudited        Pro forma                 as
                                                                 PA&E (1)          ESC (2)  Adjustments           Adjusted (3)
                                                          -----------      -----------      -----------        -----------
ASSETS

Current assets
    Cash                                                  $ 4,324,000      $     9,000      $(2,000,000) (9)   $ 2,333,000
    Accounts receivable, net                                7,681,000          905,000           12,000  (4)     8,598,000
    Inventories                                            11,686,000        4,216,000       (1,100,000) (4)    14,802,000
    Prepaid expenses and other current assets                 222,000           72,000          (10,000) (4)       284,000
    Deferred income taxes                                     480,000           80,000          (80,000) (5)       480,000
                                                          -----------      -----------      -----------        -----------
       Total current assets                                24,393,000        5,282,000       (3,178,000)        26,497,000
Equipment, net                                             18,179,000        4,642,000         (278,000) (4)    22,543,000
Other assets:
    Investment                                                836,000                -                -            836,000
    Note receivable                                         4,878,000                -                -          4,878,000
    Costs in excess of net book value of acquired
      subsidiaries, net                                     2,893,000          229,000        3,402,000  (7)     6,524,000
    Patents, net                                            1,254,000                -                -          1,254,000
    Deferred income taxes                                     128,000                -                -            128,000
    Other                                                     624,000           63,000          (13,000) (4)       674,000
                                                          -----------      -----------      -----------        -----------
         Total other assets                                10,613,000          292,000        3,389,000         14,294,000
                                                          -----------      -----------      -----------        -----------

TOTAL ASSETS                                              $53,185,000      $10,216,000      $   (67,000)       $63,334,000
                                                          ===========      ===========      ===========        ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
    Line of credit                                        $         -      $ 1,589,000      $    60,000  (4)   $ 1,649,000
    Accounts payable                                        4,213,000          880,000          (41,000) (4)     5,052,000
    Accrued liabilities                                     2,004,000          756,000          (41,000) (4)     2,719,000
    Current portion of notes payable                          770,000          337,000          203,000  (8)     1,310,000
    Current portion of capital lease obligations               37,000                -                -             37,000
    Current portion of deferred gain                                -           50,000          (50,000) (6)             -
                                                          -----------      -----------      -----------        -----------
       Total current liabilities                            7,024,000        3,612,000          131,000         10,767,000
Long-term liabilities:
    Convertible notes                                       1,946,000                -                -          1,946,000
    Notes payable, net of current portion                   7,916,000          240,000          (20,000) (4)     8,136,000
    Capital leases, net of current portion                     81,000                -                -             81,000
    Deferred gain, net of current portion                           -          491,000         (491,000) (6)             -
    Deferred income taxes                                           -          202,000         (202,000) (5)             -
    Other long-term liabilities                               389,000                -                -            389,000
                                                          -----------      -----------      -----------        -----------
         Total long-term liabilities                       10,332,000          933,000         (713,000)        10,552,000

Shareholders' equity
    Convertible preferred stock                                74,000                -                -             74,000
    Redeemable, cumulative preferred stock                          -        2,754,000       (2,754,000) (9)             -
    Common stock                                           37,744,000           70,000        6,116,000  (9)    43,930,000
    Paid-in capital                                                 -        1,165,000       (1,165,000) (9)             -
    Retained earnings (deficit)                            (1,989,000)         581,000       (1,882,000) (9)    (1,989,000)
                                                          -----------      -----------      -----------        -----------
       Total shareholders' equity                          35,829,000        4,570,000          515,000         42,015,000
                                                          -----------      -----------      -----------        -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $53,185,000      $10,216,000      $   (67,000)       $63,334,000
                                                          ===========      ===========      ===========        ===========

Notes to Unaudited Pro Forma Balance Sheet Data

(1) Represents the unaudited consolidated balance sheet of Pacific Aerospace & Electronics, Inc. as of March 1, 1998.

(2) Represents the unaudited consolidated balance sheet of Electronic Specialty Corporation as of March 1, 1998

(3) Represents Pacific Aerospace & Electronics, Inc.'s pro forma, as adjusted balance sheet as if the ESC acquisition had occurred on March 1, 1998.

(4) Represents the incremental increase (decrease) in fair value of the related asset or liability as determined by management as of the acquisition date. Total purchase price of ESC was allocated to assets and liabilities based on their value as follows:

          ESC purchase price                                   $  8,109,000
          Acquisition costs                                          77,000
                                                               ------------
               Total purchase price to be allocated            $  8,186,000
                                                               ============

          Historical book value of total assets acquired       $ 10,216,000

          Adjustment of current assets to fair value as
             determined by management                            (1,098,000)
          Adjustment of equipment and other assets to
             fair value as determined by management                (291,000)
          Elimination of historical deferred gain                   (80,000)
          Liabilities assumed                                    (3,963,000)
          Costs in excess of net tangible assets                  3,631,000
          Elimination of historical costs in excess of
             net tangible assets                                   (229,000)
                                                               ------------
               Total purchase price allocated                  $  8,186,000
                                                               ============

(5)  Represents elimination of ESC deferred taxes.

(6)  Represents elimination of ESC deferred gain.

(7) Represents excess of purchase price over fair value of tangible net assets acquired with ESC. Total excess of purchase price over fair value of tangible net assets acquired with ESC is $3,631,000 which will be amortized over 15 years.

(8) Represents incremental increase in the current portion long-term notes payable as a result of the acquisition.

(9) Represents the elimination of ESC preferred stock, additional paid-in capital, and retained earnings and the incremental increase in common stock value, less 2,000,000 representing the cash portion of the purchase price as a result of the acquisition.

               UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS DATA

                                                        Fiscal Year Historical
                                                -----------------------------------
                                                     Audited                Audited
                                                        PA&E                    ESC         Pro forma         Pro forma
                                                May 31, 1997         March 31, 1997       Adjustments       As adjusted (1)
                                                ------------         --------------       -----------      ------------
Statement of Operations Data:
      Net sales                                 $ 34,175,000            $ 7,468,000       $         -      $ 41,643,000
      Cost of sales                               25,969,000              5,584,000                 -        31,553,000
                                                ------------            -----------       -----------      ------------

      Gross profit                                 8,206,000              1,884,000                 -        10,090,000
      Operating expenses                           6,259,000              1,328,000           208,000  (2)    7,795,000
                                                ------------            -----------       -----------      ------------

      Income from operations                       1,947,000                556,000          (208,000)        2,295,000
      Net interest expense                          (384,000)              (185,000)                -          (569,000)
      Other income (expense)                         169,000                (14,000)          (51,000) (3)      104,000
                                                ------------            -----------       -----------      ------------

      Income (loss) before income taxes            1,732,000                357,000          (259,000)        1,830,000
      Income taxes                                   (50,000)              (122,000)           88,000  (4)      (84,000)
                                                ------------            -----------       -----------      ------------

      Net income (loss)                         $  1,682,000            $   235,000       $  (171,000)     $  1,746,000
                                                ============            ===========       ===========      ============


                                                Nine-Month Period Historical
                                           ---------------------------------------
                                                   Unaudited             Unaudited
                                                        PA&E                   ESC       Pro forma         Pro forma
                                           February 28, 1998     December 31, 1997     Adjustments       As adjusted (5)
                                           -----------------     -----------------     -----------      ------------
Statement of Operations Data:
      Net sales                                 $ 12,783,000          $  8,004,000     $         -      $ 20,787,000
      Cost of sales                                9,137,000             7,273,000               -        15,310,000
                                                ------------          ------------     -----------      ------------

      Gross profit                                 3,646,000               731,000               -         5,477,000
      Operating expenses                           2,368,000             1,232,000         156,000  (2)    3,756,000
                                                ------------          ------------     -----------      ------------

      Income from operations                       1,278,000              (501,000)       (156,000)        1,721,000
      Net interest expense                          (142,000)             (113,000)              -          (255,000)
      Other income (expense)                      (1,012,000)              (55,000)        (38,000) (3)   (1,105,000)
                                                ------------          ------------     -----------      ------------

      Income (loss) before income taxes              124,000              (669,000)       (194,000)          361,000
      Income taxes                                 1,128,000              (147,000)         66,000  (4)    1,047,000
                                                ------------          ------------     -----------      ------------

      Net income (loss)                         $  1,252,000          $   (816,000)    $  (128,000)     $  1,408,000
                                                ============          ============     ===========      ============

Notes to Unaudited Pro Forma Statements of Operations Data

(1) Represents the results of operations of Pacific Aerospace & Electronics, Inc. for the year ended May 31, 1997 and the results of Electronic Specialty Corporation for the year ended March 31,1997 as if Electronic Specialty Corporation had been acquired by Pacific Aerospace & Electronics, Inc. at the beginning of their respective periods.

(2) Represents the incremental amortization in excess of purchase price over fair market value of net tangible assets acquired with ESC. Excess of purchase price over fair market value of net tangible assets acquired with ESC is being amortized over 15 years.

(3)  Represents elimination of amortization of deferred gain.

(4) Tax provision to reflect the estimated taxes on certain pro forma adjustments at an effective tax rate approximately ESC's historical rate.

(5) Represents the results of operations of Pacific Aerospace & Electronics, Inc. for the nine-month period ended February 28, and the results of Electronic Specialty Corporation for the nine-month period ended December 31, 1997 as if Electronic Specialty Corporation had been acquired by Pacific Aerospace & Electronics, Inc. at the beginning of their respective periods.